Exhibit 99.1

CINCINNATI FINANCIAL CORPORATION	Investor Contact: Heather J. Wietzel 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Reports First-quarter 2008 Results
Cincinnati, April 30, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	First-quarter net loss of $42 million, or 26 cents per share, compared with net income of $194 million, or $1.11 per share, in the first quarter of 2007. The realized investment loss in the first quarter of 2008 included other-than-temporary impairment charges of $214 million largely due to recognition on the income statement of significant declines in market values of four equity investments. These non-cash charges lower the carrying value of these investments.
•	Operating income* of $109 million, or 66 cents per share, compared with $153 million, or 88 cents per share. Catastrophe losses reduced first-quarter operating income by 17 cents compared with 1 cent in last year’s first quarter.
•	Total property casualty underwriting profit of $10 million compared with strong $81 million for the first quarter of 2007.
Financial Highlights

(Dollars in millions except share data)	Three months ended March 31,
	2008	2007	Change %
Revenue Highlights
Earned premiums	$780	$815	(4.2)
Investment income	152	148	2.6
Total revenues	704	1,031	(31.7)
Income Statement Data
Net income (loss)	$(42)	$194	nm
Net realized investment gains and losses	(151)	41	nm

Operating income*	$109	$153	(29.0)

Per Share Data (diluted)
Net income (loss)	$(0.26)	$1.11	nm
Net realized investment gains and losses	(0.92)	0.23	nm

Operating income*	$0.66	$0.88	(25.0)

Book value	$33.40	$39.08	(14.5)
Cash dividend declared	$0.39	$0.355	9.9
Weighted average shares outstanding	165,105,311	174,274,157	(5.3)
Insurance Operations Highlights
•	98.6 percent first-quarter 2008 property casualty combined ratio, compared with 89.6 percent for the 2007 first-quarter.
•	Catastrophe losses added 5.7 percentage points to the property casualty combined ratio for the 2008 first quarter, compared with an unusually low 0.4 percentage points for the same quarter one year ago.
•	Commercial and personal lines marketplace competition continues to intensify. First-quarter 2008 property casualty net written premiums decreased 8.3 percent, reflecting softer pricing, disciplined underwriting and timing differences.
•	5 cents per share contribution from life insurance operations to first-quarter operating income, down from 7 cents.
Investment and Balance Sheet Highlights
•	2.6 percent growth in pretax investment income.
•	Book value of $33.40 per share compared with $35.70 at year-end 2007. Invested assets and book value declined primarily on lower market values of financial sector equity holdings.
•	2.93 million shares of common stock repurchased at a cost of $109 million.
Full-year 2008 Outlook Unchanged**
•	Property casualty net written premiums could decline as much as 5 percent for the full year due to competitive pricing.

•	Combined ratio could be in the 96 percent to 98 percent range for the full year.

•	Investment income growth is expected to be below last year’s 6.6 percent increase as financial sector holdings evaluate dividend levels. Portfolio strategies continue to focus on balancing near-term income generation with long-term book value growth.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 8).

nm	Not meaningful

Challenging Markets — Insurance and Investments
Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “This was a tough quarter for Cincinnati Financial as both the insurance and investment markets presented unusual challenges. Soft pricing in the property casualty insurance market pressured our growth and profitability while pressure on financial stocks in our portfolio reduced our net income and book value.
“We firmly believe — and our 55 plus year history supports our confidence — that Cincinnati’s strategies will work as designed, helping us rise above these challenges. After carefully reviewing our position, we are confirming our previously announced outlook, including all of our estimates for full-year performance. We will continue to support agents by providing local service and local decision making authority. We will continue to invest, looking for opportunities that will let us ride out this market cycle with the high level of financial strength and stability that our agents and policyholders rely on.”
Long-term Investment in Property Casualty Business
James E. Benoski, vice chairman, president and chief insurance officer, said, “Our new excess and surplus lines operation is off to a good start. It increases our underwriting capabilities, adding a new layer of flexibility to write the whole account, even when part of it isn’t a good fit for a standard market business policy. We began quoting and issuing excess and surplus business during the first quarter, adding almost $1 million to net written premiums and putting much more in the pipeline.”
“We initiated our excess and surplus business with the ability to underwrite general liability in five states. We plan to expand both coverage offerings and operating territory. By year-end, we plan to offer commercial property insurance, along with miscellaneous professional liability and excess casualty. Cincinnati agents benefit not only from prompt and efficient policy processing, but also from the ease of accessing services such as loss control and personal attention from knowledgeable underwriters. Our reputation for superb claims handling and other value-added services also is encouraging agencies to select Cincinnati’s excess and surplus lines carrier as their preferred market to serve this segment of their clients. We’re very satisfied with progress to date.”
Benoski added, “This year began with severe weather in the South and Midwest. We incurred $43 million of catastrophe losses during the quarter, quite a contrast to $3 million for last year’s first quarter. Of almost 2,500 catastrophe claims our commercial and personal policyholders reported in the five events during the quarter, approximately 85 percent are already closed. Our claims representatives’ prompt responses and personal service are creating tremendous policyholder loyalty that will help agents market Cincinnati policies in the current competitive marketplace.”
2008 Property Casualty Outlook Update
Kenneth W. Stecher, chief financial officer and executive vice president, commented, “We continue to expect our full-year 2008 results will reflect current commercial lines pricing trends, leading to as much as a 5 percent decline in net written premiums and a combined ratio in the range of 96 percent to 98 percent. Softer pricing is likely to continue to challenge us as we hold steady to our core business values of strong agency relationships, policyholder retention and accurate risk classification.
“We also continue to make deliberate decisions not to write or renew certain business. In this environment, we have been careful to maintain our underwriting discipline. Across our industry, the expectation is for full-year 2008 net written premiums to decline 0.5 percent with the combined ratio at 98.6 percent.”
Stecher noted that the combined ratio target relies on three assumptions:
•	Current accident year loss and loss expense ratio excluding catastrophe losses — Will reflect the same market trends that contributed to an increase in this ratio in 2007 and are further pressuring the 2008 ratio.
•	Catastrophe loss ratio — May contribute approximately 4.5 percentage points to the full-year 2008 combined ratio. Catastrophes are unpredictable for any given year. These losses have contributed on average 3.7 percentage points to the company’s combined ratio in the past 10 years, ranging from 2007’s low of 0.8 points to 1998’s high of 6.1 points.

•	Savings from favorable development on prior period reserves — May benefit the full-year 2008 combined ratio by approximately 4 percentage points based on current trends. Even as market conditions soften, management continues to rely on sound actuarial analysis in determining loss and loss expense reserves.
Stecher added, “We believe this level of full-year performance will allow us to sustain our industry leading position in the commercial lines insurance marketplace. We are taking steps in our personal lines insurance operations to enhance our opportunities in the changing marketplace. We also expect our life insurance business to continue its contribution to our earnings.
“As the preferred market for our agents’ best business, we are well positioned to carry out our commitments, supporting market stability and contributing to their success. While we believe we may see a positive contribution from our new excess and surplus lines operations, our 2008 targets do not take into account any contribution. It will take some time before that operation is of sufficient size to materially influence our overall corporate results.”
Investment Performance Affected by Recent Market Activity
Schiff commented, “Our equity investing strategy has been key to the long-term growth of our assets and shareholders’ equity. We identify companies with the potential for sales, earnings and dividend growth, a strong management team and favorable outlook. Over the years, these equities have generally offered a steady flow of dividend income along with the potential for capital appreciation.
“Broad concerns about credit quality, liquidity and the general health of the economy have disrupted the financial markets, causing unusual volatility in our equity portfolio. Valuations of a number of our holdings have been significantly influenced and, in some cases, dividend payouts have been reduced. As a result, our book value declined further in the first quarter. We are making some changes in our portfolio and we took a non-cash charge to earnings to reduce our carrying cost for some holdings, including four equity investments. We adjusted our carrying value to quarter-end market value because we concluded that the decline in the value of these holdings to below our cost was ‘other than temporary.’ Other-than-temporary impairment losses represent a non-cash charge to income.
“Our bond portfolio, however, continued to hold steady, with a total value of $5.965 billion at quarter-end, up 2.0 percent from the year-end level. The flight to quality and the resulting lower interest rates for risk-free securities continued to support bond valuations, helping offset the effects of increasing risk premiums and credit spreads in the first quarter of 2008. Our focus remains on portfolio strategies to balance near-term income generation and long-term book value growth. While decisions to sell investments that no longer meet our investment criteria could have a negative impact on income in the short-term, reinvestment in securities with lower, but more secure, yields should help us weather the present storm.
“We are committed to sustaining the strong capitalization that supports our high insurer financial strength ratings, giving our agents a distinct marketing advantage for their value-oriented clients. On March 26, A.M. Best Co. affirmed our issuer credit and financial strength ratings. Best said its stable outlook on our ratings reflects our group’s ‘superior risk-adjusted capitalization and its historical ability to generate solid operating results through underwriting cycles, which will enable the group to absorb any near-term increases in volatility as a result of its investment philosophy or weather-related events.’
“Our ratio of property casualty written premiums to statutory surplus, an important measure of that financial strength, rose slightly at March 31, 2008, to 0.75 from 0.72 at year-end 2007, but remains more than 10 percent stronger than the industry average,” Schiff noted. “Cincinnati Financial has the resources and tenacity to get through times such as these in good shape.
“We returned $168 million to shareholders in the first three months of 2008 through cash dividends and repurchase activity,” Schiff concluded.

Combined Property Casualty Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2008	2007	Change %
Written premiums	$776	$846	(8.3)

Earned premiums	$751	$785	(4.3)

Loss and loss expenses excluding catastrophes	458	455	0.8
Catastrophe loss and loss expenses	43	3	1,230.8
Commission expenses	144	161	(10.9)
Underwriting expenses	93	82	14.5
Policyholder dividends	3	3	(1.7)

Underwriting profit	$10	$81	(87.1)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	61.0%	57.9%
Catastrophe loss and loss expenses	5.7	0.4

Loss and loss expenses	66.7	58.3
Commission expenses	19.1	20.5
Underwriting expenses	12.4	10.4
Policyholder dividends	0.4	0.4

Combined ratio	98.6%	89.6%

•	8.3 percent decline in first-quarter property-casualty net written premiums reflecting softer pricing, disciplined underwriting and timing differences.
•	$74 million in first-quarter 2008 new business written directly by agencies compared with $80 million in last year’s first quarter, down 7.5 percent.
•	Excess and surplus lines contributed almost $1 million in net written premiums in its first quarter of operations.
•	Lower level of commission expense, largely due to softer pricing, offset higher other underwriting expenses.
•	1,098 agency relationships with 1,337 reporting locations marketed our insurance products at March 31, 2008, up from 1,092 agency relationships with 1,327 reporting locations at year-end 2007.
•	$13 million of net savings from favorable development on prior period reserves improved the first-quarter 2008 combined ratio by 1.8 percentage points, compared with $30 million and 4.0 points for the same period in 2007.
•	$43 million in first-quarter 2008 catastrophe losses, due primarily to wind and hail damage from storms in the South and Midwest.
Catastrophe Loss and Loss Expenses Incurred

(In millions, net of reinsurance)			Three months ended March 31,
			Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total
2008
Jan. 4-9	Wind, hail, flood, freezing	South, Midwest	$3	$3	$6
Jan. 29-30	Wind, hail	Midwest	5	5	10
Feb. 5-6	Wind, hail, flood	Midwest	8	9	17
Mar. 14	Tornadoes, wind, hail, flood	South	5	1	6
Mar. 15-16	Wind, hail	South	4	4	8
Development on 2007 and prior catastrophes			(3)	(1)	(4)

Calendar year incurred total			$22	$21	$43

2007
Jan. 12-15	Wind, hail, ice, snow	Midwest	$2	$1	$3
Feb. 14-15	Wind, hail, ice, snow	Mid-Atlantic	1	1	2
Feb. 23-25	Wind, hail, ice, snow	Midwest	3	0	3
Mar. 1-2	Wind, hail, flood	South	6	2	8
Development on 2006 and prior catastrophes			(2)	(11)	(13)

Calendar year incurred total			$10	$(7)	$3

Insurance Segment Highlights
Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2008	2007	Change %
Written premiums	$625	$693	(9.8)

Earned premiums	$574	$604	(4.9)

Loss and loss expenses excluding catastrophes	343	344	(0.2)
Catastrophe loss and loss expenses	22	10	110.4
Commission expenses	109	123	(12.0)
Underwriting expenses	68	57	21.9
Policyholder dividends	3	3	(1.7)

Underwriting profit	$29	$67	(56.8)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	59.7%	56.9%
Catastrophe loss and loss expenses	3.9	1.8

Loss and loss expenses	63.6	58.7
Commission expenses	18.9	20.4
Underwriting expenses	11.9	9.3
Policyholder dividends	0.6	0.5

Combined ratio	95.0%	88.9%

•	9.8 percent lower first-quarter 2008 commercial lines net written premiums, primarily a result of intensifying market competition.
•	$66 million in first-quarter 2008 commercial lines new business written directly by agencies compared with $72 million in last year’s first quarter, down 8.3 percent.
•	95.0 percent first-quarter 2008 commercial lines combined ratio, an increase of 6.1 percentage points over first-quarter 2007 due mostly to higher catastrophe losses, lower pricing, normal loss cost inflation and higher underwriting expenses. Lower commission expenses partially offset these increases.
•	3.9 percentage points of first-quarter 2008 catastrophe losses, more than double last year’s unusually low level.
•	2.5 percentage point improvement in combined ratio due to savings from favorable development on prior period reserves for the first three months of both 2008 and 2007.
•	Commercial lines insurance industry combined ratio for full-year 2008 estimated at 97.5 percent with decline in net written premiums estimated at 2.3 percent.
Personal Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2008	2007	Change %
Written premiums	$150	$153	(2.0)

Earned premiums	$177	$181	(2.2)

Loss and loss expenses excluding catastrophes	115	111	3.7
Catastrophe loss and loss expenses	21	(7)	nm
Commission expenses	35	38	(7.7)
Underwriting expenses	24	25	(3.6)

Underwriting profit (loss)	$(18)	$14	nm

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	65.1%	61.4%
Catastrophe loss and loss expenses	11.6	(4.1)

Loss and loss expenses	76.7	57.3
Commission expenses	19.8	20.9
Underwriting expenses	13.6	13.8

Combined ratio	110.1%	92.0%

•	2.0 percent lower first-quarter 2008 personal lines net written premiums on lower policy counts, steady new business levels and pricing changes that reduced premiums per policy.
•	$8 million in first-quarter 2008 personal lines new business written directly by agencies, down 0.5 percent.
•	110.1 percent first-quarter 2008 personal lines combined ratio. The ratio reflects significantly higher catastrophe losses and a modest increase in the loss and loss expense ratio excluding catastrophe losses due to lower pricing and normal loss cost inflation.

•	11.6 percentage-point contribution from first quarter 2008 catastrophe losses, compared with a benefit of 4.1 points in the first quarter of 2007 due to savings primarily from fourth-quarter 2006 events.
•	$1 million of reserve strengthening added 0.7 percentage points to the combined ratio in the first three months of 2008, compared with 9.0 percentage points of savings from favorable development on prior period reserves for the same period last year. 2007 savings included 6.1 points in savings on prior period catastrophe loss reserves.
•	Personal lines insurance industry combined ratio for full-year 2008 estimated at 99.5 percent with net written premiums rising approximately 1.4 percent.
Life Insurance Operations

(In millions)	Three months ended March 31,
	2008	2007	Change %
Written premiums	$44	$42	3.8

Earned premiums	$29	$30	(3.2)
Investment income, net of expenses	29	28	2.7
Other income	1	1	(45.7)

Total revenues, excluding realized investment gains and losses	59	59	(1.4)

Contract holders benefits	35	27	30.4
Expenses	12	13	(14.1)

Total benefits and expenses	47	40	15.7

Net income before income tax and realized investment gains and losses	12	19	(37.2)
Income tax	4	6	(39.5)

Net income before realized investment gains and losses	$8	$13	(36.0)

•	$44 million in first-quarter 2008 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.
•	3.2 percent increase to $35 million in written premiums for life insurance products in total.
•	9.0 percent rise to $18 million in term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, providing close personal attention and offering policies backed by financial strength and stability.
•	1.5 percent rise in face amount of life policies in force to $62.803 billion at March 31, 2008, from $61.875 billion at year-end 2007.
•	$5 million decrease in first-quarter 2008 operating profit, primarily due to less favorable mortality experience.
•	2008 plans include redesign of all life term insurance products. In addition to the worksite term product, updates are planned for the full worksite life portfolio. These improvements support opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati’s property casualty insurance policies.

Investment and Balance Sheet Highlights
Investment Operations

(In millions)	Three months ended March 31,
	2008	2007	Change %
Investment income:
Interest	$76	$76	0.5
Dividends	73	72	1.6
Other	5	3	35.7
Investment expenses	(2)	(3)	40.0

Total investment income, net of expenses	152	148	2.6

Investment interest credited to contract holders	(16)	(14)	6.0

Realized investment gains and losses summary:
Realized investment gains and losses	(16)	61	nm
Change in fair value of securities with embedded derivatives	(2)	1	nm
Other-than-temporary impairment charges	(214)	0	nm

Total realized investment gains and losses	(232)	62	nm

Investment operations income (loss)	$(96)	$196	nm

•	2.6 percent growth in first-quarter 2008 net investment income due to cash flow for new investments that produced higher interest and dividend income.
•	$232 realized investment loss in first-quarter 2008 compared with realized investment gain of $62 million in first-quarter 2007.
•	First-quarter pretax realized investment loss included $214 million non-cash charge for other-than-temporary impairments that recognize significant market value declines, largely for four equity holdings.

(Dollars in millions except share data)	At March 31,	At December 31,
	2008	2007
Balance sheet data
Invested assets	$11,704	$12,261
Total assets	15,945	16,637
Short-term debt	69	69
Long-term debt	791	791
Shareholders’ equity	5,449	5,929
Book value per share	33.40	35.70

Debt-to-capital ratio	13.6%	12.7%

	Three months ended March 31,
	2008	2007
Performance measures
Comprehensive income (loss)	$(313)	$13
Return on equity, annualized	(3.0)%	11.5%
Return on equity, annualized, based on comprehensive income (loss)	(22.1)	0.8
•	$11.704 billion in investment assets at March 31, 2008, compared with $12.261 billion at year-end 2007. The decrease in investment assets was largely due to lower market valuations of equity holdings, primarily in the financial sector, reflecting broad concerns across the marketplace about credit quality, liquidity and the general health of the economy.
•	Shareholders’ equity declined to $5.449 billion, or $33.40 per share, at March 31, 2008, down from $5.929 billion, or $35.70, at year-end 2007, largely due to lower market values for investment assets.
•	Lower market values were the primary reason for the comprehensive loss for the first three months of 2008. Net and comprehensive loss resulted in negative returns on equity for the 2008 first quarter.
•	$4.027 billion in statutory surplus for the property casualty insurance group at March 31, 2008, compared with $4.307 billion at year-end 2007. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 82.3 percent at March 31, 2008, compared with 86.0 percent at year-end 2007.
•	27.4 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at March 31, 2008, comfortably within management’s below-40 percent target.
•	Repurchases of the company’s common stock totaled 2.93 million shares at a cost of $109 million in the first quarter. Approximately 9 million shares remain authorized for repurchase.
For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims

•	Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•	Securities laws that could limit the manner, timing and volume of our investment transactions

•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Events, such as the subprime mortgage lending crisis, that lead to:

Significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s)

Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

Downgrade of the company’s financial strength ratings Concerns that doing business with the company is too difficult or

Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:

Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

Increase our expenses

Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

Limit our ability to set fair, adequate and reasonable rates

Place us at a disadvantage in the marketplace or

Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•	Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Operations (unaudited)

(Dollars in millions)	March 31,	December 31,
	2008	2007

Assets
Investments	$11,704	$12,261
Cash and cash equivalents	237	226
Premiums receivable	1,113	1,107
Reinsurance receivable	757	754
Other assets	2,134	2,289

Total assets	$15,945	$16,637

Liabilities
Insurance reserves	$5,524	$5,445
Unearned premiums	1,585	1,564
Deferred income tax	750	977
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	392	392
Other liabilities	1,846	1,931

Total liabilities	10,496	10,708

Shareholders’ Equity
Common stock and paid-in capital	1,448	1,442
Retained earnings	3,298	3,404
Accumulated other comprehensive income	1,880	2,151
Treasury stock	(1,177)	(1,068)

Total shareholders’ equity	5,449	5,929

Total liabilities and shareholders’ equity	$15,945	$16,637

(Dollars in millions except per share data)	Three months ended March 31,
	2008	2007

Revenues
Earned premiums	$780	$815
Investment income, net of expenses	152	148
Realized investment gains and losses	(232)	62
Other income	4	6

Total revenues	704	1,031

Benefits and Expenses
Insurance losses and policyholder benefits	536	484
Commissions	150	170
Other operating expenses	118	106

Total benefits and expenses	804	760

Income Before Income Taxes	(100)	271

Provision for Income Taxes	(58)	77

Net Income (Loss)	$(42)	$194

Per Common Share
Net income (loss)—basic	$(0.26)	$1.12
Net income (loss)—diluted	$(0.26)	$1.11
* * *

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2008 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments — when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
•	For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.
•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.
•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended March 31,
	2008	2007
Net income	$(42)	$194
Net realized investment gains and losses	(151)	41

Operating income	109	153
Less catastrophe losses	(28)	(2)

Operating income before catastrophe losses	$137	$155

Diluted per share data:
Net income	$(0.26)	$1.11
Net realized investment gains and losses	(0.92)	0.23

Operating income	0.66	0.88
Less catastrophe losses	(0.17)	(0.01)

Operating income before catastrophe losses	$0.83	$0.89

Quarterly Property Casualty Reconciliation

(Dollars in millions)	Three months ended March 31, 2008
	Combined	Commercial	Personal
Premiums:
Adjusted written premiums (statutory)	$773	$622	$150
Written premium adjustment — statutory only	3	3	—

Reported written premiums (statutory)	776	625	150
Unearned premiums change	(25)	(51)	27

Earned premiums	$751	$574	$177

Statutory combined ratio :
Statutory combined ratio	97.4%	93.3%	110.8%
Less catastrophe losses	5.7	3.9	11.6

Statutory combined ratio excluding catastrophe losses	91.7%	89.4%	99.2%

Commission expense ratio	17.7%	16.5%	22.3%
Other expense ratio	12.9	13.2	11.8

Statutory expense ratio	30.6%	29.7%	34.1%

GAAP combined ratio	98.6%	95.0%	110.1%